THERAPEUTICSMD, INC. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces First Quarter 2018 Financial Results

- $200 Million Non-Dilutive Term Loan Financing Completed to Support Commercialization -

- PDUFA target action date of May 29, 2018 for TX-004HR -

- PDUFA target action date of October 28, 2018 for TX-001HR -

BOCA RATON, Fla. – May 3, 2018 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative women’s healthcare company, today announced its financial results for the quarter ended March 31, 2018.

First Quarter and Recent Developments

●	Entered into a definitive loan agreement with MidCap Financial, managed by Apollo Capital Management, L.P., for $200 million in non-dilutive term loan financing. The term loan will be available to the company in three tranches following specific milestones through December 31, 2019: $75 million will be available upon the approval of TX-004HR, $75 million will be available upon the approval and launch of TX-001HR, and $50 million will be available upon certain sales milestones in calendar year 2019, in each case subject to certain terms and conditions. The term loan will accrue interest at 1-month LIBOR plus 7.75%, subject to a LIBOR floor of 1.50%. Interest on amounts borrowed under the term loan will be payable monthly in arrears; principal on each tranche borrowed under the term loan will be payable in 36 equal monthly installments beginning May 1, 2020, subject to the company’s ability to extend the interest-only period by an additional 12 months if the company generates certain revenues with respect to TX-004HR and TX-001HR. The maturity date is May 1, 2023.
●	Entered into negotiations with the U.S. Food and Drug Administration (FDA) regarding the proposed label for TX-004HR, the company’s investigational applicator-free estradiol vaginal softgel capsule for the treatment of moderate-to-severe vaginal pain during sexual intercourse (dyspareunia), a symptom of vulvar and vaginal atrophy (VVA) due to menopause, in April 2018. The PDUFA target action date for the completion of the FDA's review of the NDA is May 29, 2018.
●	Submitted the NDA for TX-001HR, the company’s investigational bio-identical hormone therapy combination of estradiol and progesterone in a single, oral softgel for the treatment of moderate-to-severe vasomotor symptoms due to menopause, on December 28, 2017. The FDA in its 74-day letter stated that the application was sufficiently complete to permit a substantive review and that, at such time, the FDA had not identified any potential review issues. The PDUFA target action date for the completion of the FDA's review of the NDA is October 28, 2018.
●	Net revenue for the company’s prescription prenatal vitamin business was approximately $3.8 million for the first quarter of 2018, compared with approximately $4.0 million for the first quarter of 2017.
●	Net loss was approximately $24.4 million for the first quarter of 2018, compared with approximately $21.2 million for the first quarter of 2017.
●	Ended the quarter with approximately $107.3 million in cash and no debt.
●	Grew the company’s intellectual property portfolio to a current total of 216 patent filings, including 126 international filings, with one allowed and 19 issued U.S. patents.

“Our company has tremendous opportunity in the coming year,” said TherapeuticsMD CEO Robert G. Finizio. “We have the potential for approvals of both of our late-stage product candidates in 2018, representing major inflection points for our company.”

Summary of First Quarter 2018 Financial Results

Net revenue from the company’s prescription prenatal vitamin business was approximately $3.8 million for the first quarter of 2018 compared with net revenue of approximately $4.0 million for the prior year’s quarter. These changes were primarily due to a decrease in the average net sales price of the company’s products, partially offset by an increase in the number of units sold.

Cost of goods sold was approximately $0.6 million for the first quarter of 2018, compared with approximately $0.7 million for the prior year’s quarter.

Total operating expenses for the first quarter of 2018 included research and development (R&D) expenses and sales, general, and administrative expenses (SG&A). R&D expenses for the first quarter of 2018 were approximately $7.0 million compared with approximately $7.7 million for the prior year’s quarter. The decrease in R&D was a direct result of the completion of the Replenish Trial for TX-001HR. SG&A expenses for the first quarter of 2018 were approximately $20.8 million compared with approximately $16.8 million for the prior year’s quarter, primarily due to higher sales, marketing, and personnel costs to support future commercialization.

Net loss for the first quarter of 2018 was approximately $24.4 million, or $0.11 per basic and diluted share, compared with approximately $21.2 million, or $0.11 per basic and diluted share, for the first quarter of 2017.

At March 31, 2018, cash on hand was approximately $107.3 million, compared with approximately $127.1 million at December 31, 2017.

Additional information regarding the company’s loan agreement with MidCap Financial is available in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission today. Cowen acted as lead arranger and financial advisor to TherapeuticsMD with respect to the MidCap Financial transaction and Oppenheimer & Co. acted as co-financial advisor in the transaction.

Conference Call Today

As previously announced, TherapeuticsMD will host a conference call today to discuss these financial results and provide a business update. Details for the call are:

Date: Thursday, May 3, 2018

Time: 4:30 p.m. EST

Telephone Access (US): 866-665-9531

Telephone Access (International): 724-987-6977

Access Code for All Callers: 9196916

Additionally, a live webcast can be accessed on the company’s website, www.therapeuticsmd.com, on the Home Page or under the “Investors & Media” section. A digital recording of the conference call will be available for replay beginning two hours after the call's completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 9196916.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative healthcare company focused on developing and commercializing products exclusively for women. With its SYMBODA™ technology, TherapeuticsMD is developing advanced hormone therapy pharmaceutical products to enable delivery of bio-identical hormones through a variety of dosage forms and administration routes. The Company’s late stage clinical pipeline includes two product candidates that have completed phase 3 trials and are awaiting approval by the FDA: TX-001HR for treatment of moderate-to-severe vasomotor symptoms (VMS) due to menopause and TX-004HR for treatment of moderate-to-severe vaginal pain during sexual intercourse (dyspareunia), a symptom of vulvar and vaginal atrophy (VVA) due to menopause. The Company also manufactures and distributes branded and generic prescription prenatal vitamins under the vitaMedMD® and BocaGreenMD® brands.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to resolve the deficiencies identified by the FDA in the company’s new drug application for its TX-004HR product candidate and the time frame associated with such resolution; whether the FDA will approve the amended NDA for the company’s TX-004HR product candidate and whether such approval will occur by the PDUFA target action date; whether the FDA will approve the NDA for the company’s TX-001HR product candidate and whether such approval will occur by the PDUFA target action date; the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company be able to comply with the covenants and conditions under its term loan agreement; the length, cost and uncertain results of the company’s clinical trials, including any additional clinical trials that the FDA may require in connection with TX-004HR; the potential of adverse side effects or other safety risks that could preclude the approval of the company’s hormone therapy drug candidates; the company’s reliance on third parties to conduct its clinical trials, research and development and manufacturing; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

# # #

Investor Contact

David DeLucia

Director, Investor Relations

561-961-1900
David.DeLucia@TherapeuticsMD.com

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current Assets:
Cash	$107,349,460	$127,135,628
Accounts receivable, net of allowance for doubtful accounts of $403,535 and $380,580, respectively	5,096,731	4,328,802
Inventory	1,620,872	1,485,358
Other current assets	5,098,132	6,604,284
Total current assets	119,165,195	139,554,072

Fixed assets, net	425,539	437,055

Other Assets:
Intangible assets, net	3,220,686	3,099,747
Security deposit	150,522	139,036
Total other assets	3,371,208	3,238,783
Total assets	$122,961,942	$143,229,910

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$6,283,824	$4,097,600
Other current liabilities	9,375,818	9,223,595
Total current liabilities	15,659,642	13,321,195

Commitments and Contingencies

Stockholders' Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.001; 350,000,000 shares authorized: 216,584,274 and 216,429,642 issued and outstanding, respectively	216,584	216,430
Additional paid-in capital	518,146,665	516,351,405
Accumulated deficit	(411,060,949)	(386,659,120)
Total stockholders' equity	107,302,300	129,908,715
Total liabilities and stockholders' equity	$122,961,942	$143,229,910

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017

Revenues, net	$3,773,392	$3,985,464

Cost of goods sold	633,623	659,635

Gross profit	3,139,769	3,325,829

Operating expenses:
Sales, general, and administrative	20,757,237	16,837,617
Research and development	7,039,297	7,724,840
Depreciation and amortization	59,621	49,699

Total operating expenses	27,856,155	24,612,156

Operating loss	(24,716,386)	(21,286,327)

Other income
Miscellaneous income	314,557	125,968
Accreted interest	—	3,867

Total other income	314,557	129,835

Loss before income taxes	(24,401,829)	(21,156,492)

Provision for income taxes	—	—

Net loss	$(24,401,829)	$(21,156,492)

Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.11)	$(0.11)

Weighted average number of common shares outstanding, basic and diluted	216,525,316	197,790,040

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(24,401,829)	$(21,156,492)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	38,424	33,600
Amortization of intangible assets	21,197	16,099
Provision for (recovery of) doubtful accounts	22,955	(1,603)
Share-based compensation	1,751,358	1,413,195
Changes in operating assets and liabilities:
Accounts receivable	(790,885)	580,943
Inventory	(135,514)	(262,297)
Other current assets	1,506,152	(253,518)
Accounts payable	2,186,224	(1,212,236)
Other current liabilities	152,223	316,638

Net cash used in operating activities	(19,649,695)	(20,525,671)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(142,136)	(107,487)
Purchase of fixed assets	(26,908)	(27,834)
Payment of security deposit	(11,486)	—

Net cash used in investing activities	(180,530)	(135,321)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of options	44,057	192,310
Proceeds from exercise of warrants	—	2,460,000

Net cash provided by financing activities	44,057	2,652,310

Decrease in cash	(19,786,168)	(18,008,682)
Cash, beginning of period	127,135,628	131,534,101
Cash, end of period	$107,349,460	$113,525,419